The Audit Committee and the Board of Trustees selected a new independent auditor for the Global X
Funds (the Trust), in connection with various changes that were then being considered for the Trust. On March 1, 2011, the Audit Committee of the
Board of Trustees of the Trust appointed, and the Board of Trustees ratified and approved, Ernst &
Young LLP as the independent registered public accounting firm of the Trust for the fiscal year ending October 31, 2011. Prior to the Trusts fiscal year ended October 31, 2011, the Trusts financial statements were audited by a different independent registered public accounting firm, Sanville &
Company (the Prior Auditor).

The Audit Committee approved and the Board of Trustees ratified and approved the dismissal of the Prior Auditor as the independent registered public accounting firm of the Trust on and effective as of March 1, 2011. During the fiscal period ended
October 31, 2010, there were no: (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditors satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The Prior Auditors report on the financial statements of the Trust as of and for the fiscal period ended October 31, 2010, did not contain an adverse or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.


December 19, 2011

Securities & Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for the Global X Funds, (the Trust) and, under the date December 23, 2010, we reported on the financial statements and financial highlights of the Trust as of and for the year ended October
31, 2010. On March 1, 2011 we were dismissed. We have read the statements made by the Trust which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated December
30, 2011, and we agree with such statements.

Very truly yours,

/s/ Sanville & Company